UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934)
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EXCELSIOR FUNDS, INC.
EXCELSIOR FUNDS TRUST
EXCELSIOR TAX-EXEMPT FUNDS, INC.

(Name of Registrant as Specified In Its Charter)

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March , 2007

Dear :
I am writing to request your assistance with a recent proxy mailing that you should have received from the Excelsior Funds (the “Funds”).
As you know, The Charles Schwab Corporation announced an agreement to sell U.S. Trust Corporation (“U.S. Trust”) and all of its subsidiaries, including the investment advisers to the Funds, UST Advisers, Inc. (“USTA”) and the Asset Management Division of United States Trust Company, National Association (“USTNA”), to the Bank of America Corporation in November, 2006. We anticipate that the sale will be completed in July.
Under the Investment Company Act of 1940, the change in ownership of U.S. Trust may result in the termination of the Funds’ investment advisory agreements with USTA and USTNA. For USTA and USTNA to continue to each serve as investment adviser to the Funds, the Funds must enter into new investment advisory agreements with each of them that will become effective upon the closing of the sale. On January 8, 2007, the Funds’ Board approved the new investment advisory agreements subject to the approval of the Funds’ shareholders. Forms of the new investment advisory agreements are attached to the proxy statement as appendixes. You should have received a copy of the proxy statement and may also access the proxy statement on the internet at www.excelsiorfunds.com.
As a Fund shareholder, your vote to approve the new investment advisory agreements will help ensure that USTA and USTNA will continue to provide investment advisory services to the Funds after the completion of the sale. If you have already voted your proxy, thank you. If you have not yet voted your proxy, you are encouraged to do so as soon as possible. Shares may be voted in-person, by mail, touch-tone phone or over the internet (see the instructions on your proxy card (s) on how to vote).
If you have any questions concerning the proxy mailing or if you need assistance with voting your shares, please contact me.
Sincerely,